Exhibit 99.1

MANAGEMENT AGREEMENT
FOR
MORNINGSIDE OF FAYETTEVILLE
4461 N. CROSSOVER ROAD
FAYETTEVILLE, AR 72703

JANUARY 1, 2020

i

MANAGEMENT AGREEMENT
THIS MANAGEMENT AGREEMENT is entered into as of January 1, 2020, by and between FVE Managers, Inc., a Maryland corporation (“Manager”), and SNH AL AIMO Tenant, Inc., a Maryland corporation (“Company”).
RECITALS:
WHEREAS, SNH AL AIMO, Inc. (“Owner”) owns certain real property and improvements thereon described in Exhibit A attached hereto (collectively, the “Community”), which Owner leases to Company and which is operated as a senior living community; and
WHEREAS, Company wishes to appoint Manager as manager of the Community and Manager desires to accept such appointment and manage the Community, all on the terms and conditions herein provided;
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms shall have the following meanings when used in this Agreement:
Section 1.01.    “AAA” is defined in Section 15.02(a).
Section 1.02.    “Accountants” means RSM US LLP or such other firm of independent certified public accountants as may be approved by Company and Manager.
Section 1.03.    “Adverse Regulatory Event” is defined in Section 8.04(b).
Section 1.04.    “Affiliate” means with respect to any Person, (a) any Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Person or (b) any Person of which a Person is the beneficial owner of a twenty-five percent (25%) or greater interest or (c) any Person who acquires all or substantially all of the assets of a Person. A Person shall be deemed to control another Person if such Person, directly or indirectly, has the power to direct the management, operations or business of such Person. The term “beneficial owner” for this and other definitions, having the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, in no event shall Manager or Guarantor be considered an Affiliate of Company, Owner or SNH, and in no event shall Company, Owner or SNH be considered an Affiliate of Manager or Guarantor, for purposes of this Agreement.
Section 1.05.    “Agreement” means this Management Agreement as amended from time to time.
Section 1.06.    “Annual Operating Budget” is defined in Section 7.01.

Section 1.07.    “Appellate Rules” is defined in Section 15.02(g).
Section 1.08.    “Approved Budget” is defined in Section 7.01.
Section 1.09.    “Award” is defined in Section 15.02(e).
Section 1.10.    “Bankruptcy” means, with reference to either party:
(a)    the filing by a party of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by a party that it is unable to pay its debts as they become due, or the institution of any proceeding by a party for its dissolution;
(b)    the consent by a party to an involuntary petition in bankruptcy or the party’s failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition with respect to such party; or
(c)    the entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating a party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of a party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive) in any twelve (12) month period.
Section 1.11.    “Base Invested Capital” means $100,500.
Section 1.12.    “Base Fee” is defined in Section 3.01(a).
Section 1.13.    “Base Target EBITDA” means the EBITDA budgeted for calendar year 2021 as identified in the Approved Budget for calendar year 2021.
Section 1.14.    “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Massachusetts are authorized to close.
Section 1.15.    “Capital Replacements” means replacements and renewals of FF&E at the Community and such repairs, maintenance, alterations, improvements, renewals and replacements to the Community building and its mechanical systems which are classified as capital expenditures under GAAP.
Section 1.16.    “Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, of the outstanding shares of voting stock or other voting interests of another Person (a “Relevant Person”) or of any direct or indirect parent of a Relevant Person (“Parent”), or the power to direct the management and policies of a Relevant Person or Parent, directly or indirectly, (b) the merger or consolidation of a Relevant Person or Parent with and into any Person or the merger or consolidation of any Person with and into a Relevant Person or any Parent (other than the merger or consolidation of any Person into a Relevant Person or Parent that does not result in a Change in

Control of a Relevant Person or Parent under clauses (a), (c), (d), (e) or (f) of this definition), (c) any one or more sales, conveyances, dividends or distributions to any Person of all or any material portion of the assets (including capital stock or other equity interests) or business of a Relevant Person or Parent, whether or not otherwise a Change in Control, (d) the cessation, for any reason, of the individuals who at the beginning of any twenty-four (24) consecutive month period (commencing on the date hereof) constituted the board of directors of a Relevant Person or any Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of a Relevant Person or any Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved, but excluding any individual whose initial nomination for, or assumption of, office as a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the board of directors) to constitute a majority of the board of directors of a Relevant Person or any Parent then in office, or (e) the adoption of any proposal (other than a precatory proposal) by a Relevant Person or any Parent not approved by vote of a majority of the directors of such Relevant Person or Parent, as the case may be, in office immediately prior to the making of such proposal, or (f) the election to the board of directors of a Relevant Person or any Parent of any individual not nominated or appointed by vote of a majority of the directors of such Relevant Person or Parent in office immediately prior to the nomination or appointment of such individual.
Section 1.17.    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
Section 1.18.    “Community” is defined in the recitals to this Agreement.
Section 1.19.    “Community Expenses” means all costs and expenses related to the maintenance, operation, repair, renovation, replacement and staffing of the Community that are normally charged as operating expense under GAAP, including: (a) costs of inventory and supplies (including Household Replacements) used in the operation of the Community; (b) amounts payable to third parties or expenses otherwise incurred with respect to the marketing, advertising, leasing, use, repair or maintenance of the Community and any expense incurred in order to obtain or maintain any operating permits, licenses, approvals or certifications, including any licensing or registration fees and expenses associated therewith; (c) amounts payable to third parties for billing and collections of amounts due for goods and services provided to Residents, including for the collection of delinquent rentals and other costs required in connection with the enforcement of any lease or resident agreement; (d) amounts payable to third parties under service contracts; (e) amounts payable to third parties for auditing (including any audits that may be required pursuant to Section 6.03), tax preparation, accounting and risk management services and legal fees; (f) all Personnel Costs incurred by Manager for all personnel employed, and independent contractors who provide services, at the Community or whose services are entirely allocable to the Community (or a pro rata share of such Personnel Costs in the case of services provided by a regional business manager or a Shared Employee (defined below)); (g) costs of all utilities serving the Community; (h) costs of insurance premiums for insurance at the Community; (i) the Base Fee payable to Manager; (j) costs incurred by Manager for electronic data processing equipment, systems, software or services used at the Community; (k) all Impositions and all related costs (subject to the requirements of Section 5.05); (l) all expenses, including settlement payments, penalties, fines, repayments, consultant or legal fees and any other costs incurred, related to audits, investigations, inquiries or reviews of the Community or Company or Owner by a Governmental Authority, accreditation body or a contractor of a Governmental Authority; (m) any other recoupments, repayments, adjustments, reconciliations or other payments made or returned to Residents or third party payors of the Community and any related consultant and legal fees; (n) costs payable to prevent, cure or correct any violation of Legal Requirements with respect to the Community or Company or Owner; and (o) costs incurred to litigate, negotiate and/or settle any civil claim, action or litigation, including any amounts payable pursuant to a settlement, judgment or damages award and related legal fees.
If any Community Expenses (e.g., advertising, information technology, reporting and other systems for the operation of the Community and personnel training), but not including Personnel Costs, are shared with other senior housing communities managed or operated by Manager or its Affiliates (the “Shared Expenses”), whether owned by Company or its Affiliates or other parties, Manager shall identify such Shared Expenses in the Annual Operating Budget and the basis for allocation. In addition, Manager may allocate as a Community Expense a pro rata share of the Personnel Costs Manager incurs with respect to any employee or independent contractor, including for Home Office Personnel to the extent allowed by Section 4.03, who provides services at the Community and at other senior housing communities managed or operated by Manager (a “Shared Employee”) in accordance with an allocation formula approved by Company, which approval shall not be unreasonably withheld, conditioned or delayed.
Community Expenses shall not include, unless otherwise approved by Company: costs for Home Office Personnel (except as allowed by Section 4.03), costs for Manager’s in-house accounting and reporting systems, software or services to the extent used exclusively at Manager’s home office, other home office and corporate level expenses and travel expenses of personnel assigned to work exclusively at the Community, except for such Community related travel expenses as are generally reimbursed or paid pursuant to the Community’s policies and procedures.
Section 1.20.    “Company” is defined in the initial paragraph to this Agreement.
Section 1.21.    “Condemnation” means a taking by Governmental Authority in an eminent domain, condemnation, compulsory acquisition or similar proceeding for any public or quasi-public use or purpose.
Section 1.22.    “Consumer Price Index” means the Consumer Price Index for Urban Wage Earners and Clerical Workers, 1982-1984=100. The Consumer Price Index is presently published by the Bureau of Labor Statistics of the United States Department of Labor. In the event publication of the Consumer Price Index ceases, the computations under this Agreement with respect to which the Consumer Price Index is to be applied shall be computed upon the basis of whatever index published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels. In the event that the Consumer Price Index ceases to use 1982-84=100 as the basis of calculation, then the Consumer Price Index shall be converted to the amount(s) that would have resulted had the manner of calculating the Consumer Price Index in effect at the date of this Agreement not been altered.
Section 1.23.    “Construction Supervision Fee” means an amount equal to three percent (3%) of amounts funded for Capital Replacements less the amount of any construction supervision (or similar) fees paid to any third party.
Section 1.24.    “Discount Rate” means the yield reported as of 10:00 A.M. on the Business Day prior to the date of termination of this Agreement on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1) for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the number of years between the date of termination and the scheduled expiration date of the Term (including any extension of the Term, but not in excess of twenty (20) years in any event), plus 300 basis points, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported for the latest day for which such yields shall have been so reported as of the Business Day prior to the date of termination of this Agreement in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having the same maturity, plus 300 basis points. If necessary, U.S. Treasury bill quotations shall be converted to bond equivalent yields in accordance with accepted financial practice and interpolating linearly between reported yields.
Section 1.25.    “Disputes” is defined in Section 15.02(a).
Section 1.26.    “EBITDA” means for any period, the net income of the Community before interest, income taxes, depreciation and amortization allocated to such Community, determined in accordance with GAAP applied on a consistent basis. To the extent the Term commences or ends on a day other than the first day of the calendar year or the last day of the calendar year, as applicable, for the purposes of the calculations required under this Agreement, EBITDA will be adjusted on a pro rata basis for such partial calendar year.
Section 1.27.    “Event of Default” is defined in Section 14.01, as to Manager, and in Section 14.02, as to Company.
Section 1.28.    “Excess Invested Capital” means, with respect to any calendar year, the amount by which Invested Capital paid in such calendar year exceeds Target Invested Capital for such calendar year.
Section 1.29.    “FF&E” means furniture, fixtures, furnishings, soft goods, case goods, vehicles, systems and equipment.
Section 1.30.    “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

Section 1.31.    “Governmental Authority” means any United States federal, state or local government or political subdivision thereof, or any court, administrative agency or commission or other quasi-governmental authority or instrumentality or any subdivision thereof.
Section 1.32.    “Gross Revenues” means all revenues derived from operating the Community, determined in accordance with GAAP, including: income (from both cash and credit transactions, net of any fee therefor and net of any contractual allowances granted to third party payors) from community fees, monthly occupancy fees, health care fees, third party reimbursement or payments and any and all other fees and payments received from or on behalf of Residents; income from food and beverage and catering sales; income from vending machines, and proceeds, if any, from business interruption insurance and all other revenues from the operation of the Community; provided that, Gross Revenues shall not include: (a) gratuities to employees at the Community, (b) federal, state or municipal excise, sales or use taxes or similar taxes imposed at the point of sale and collected directly from Residents or guests of the Community or included as part of the sales price of any goods or services, (c) proceeds from the sale of FF&E and any other capital asset, (d) interest received or accrued with respect to the monies in any accounts referred to in Section 5.04, (e) proceeds of any financing or refinancing of the Community, (f) proceeds of any insurance policy (except business interruption insurance) or condemnation or other taking, (g) any cash refunds, rebates or discounts to Residents of the Community, cash discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof to the extent not reflected in contractual allowances, (h) proceeds from any sale of the Community or any other capital transaction, (i) Resident funds on deposit or security deposits until such time and to the extent as the same are applied to current fees due for services rendered, (j) awards of damages, settlement proceeds and other payments received by Company in respect of any litigation other than litigation to collect fees due for services rendered at the Community and (k) payments under any policy of title insurance. Any community fees or deposits that are refunded to a Resident shall be deducted from Gross Revenues during the month in which such refunds are made, if previously included in Gross Revenues.
Section 1.33.    “Guarantor” means Five Star Senior Living Inc., a Maryland corporation.
Section 1.34.    “Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, made by Guarantor in favor of Company and certain of its Affiliates, pursuant to which Guarantor guarantees, among other things, the obligations of Manager to Company under this Agreement, and any amendments thereto.
Section 1.35.    “Home Office Personnel” is defined in Section 4.03.
Section 1.36.    “Household Replacements” means supply items including linen, china, glassware, silver, uniforms, and similar items.
Section 1.37.    “Impositions” means all levies, assessments and similar charges, including: all water, sewer or similar fees, rents, rates, charges, excises or levies, vault license fees or rentals; license and regulatory approval fees; inspection fees and other authorization fees and other governmental charges of any kind or nature whatsoever (and all interest and penalties thereon), which at any time during or in respect of the Term may be assessed, levied, confirmed or imposed on the Community, Company or Manager with respect to the Community or the operation thereof, or otherwise in respect of or be a lien upon the Community (including, on any of the inventories or Household Replacements now or hereafter located therein). Impositions shall not include (a) any income or franchise taxes payable by Company or Manager or (b) any franchise, corporate, capital levy or transfer tax imposed on Company or Manager.
Section 1.38.    “Intellectual Property” means (a) all software developed and owned by Manager or an Affiliate of Manager; and (b) all written manuals, instructions, policies, procedures and directives issued by Manager to its employees at the Community regarding the procedures and techniques to be used in operation of the Community.
Section 1.39.    “Interest Rate” means an annual rate of 8%, but not higher than the highest rate permitted by law.
Section 1.40.    “Invested Capital” means any amounts paid by Company, or Owner, for Capital Replacements (and excluding amounts funded by Company for Working Capital) as reflected on the books and records of Owner and Company, less any amounts representing proceeds from the sale of Capital Replacements or any other capital asset, and in all events, subject to adjustment based on any audit conducted pursuant to Section 6.03(b).
Section 1.41.    “Lease” is defined in Section 8.02(a).
Section 1.42.    “Legal Requirements” means any permit, license, certificate, law, code, rule, ordinance, regulation or order of any Governmental Authority, Board of Fire Underwriters or any body similar to any of the foregoing having jurisdiction over the business or operation of the Community or the matters which are the subject of this Agreement, including any Resident care or health care, building, zoning or use laws, ordinances, regulations or orders, environmental protection laws and fire department rules.
Section 1.43.    “Manager” is defined in the initial paragraph of this Agreement.
Section 1.44.    “Mortgage” means any mortgage or deed of trust recorded against the Community.
Section 1.45.    “Multiplier” means the greater of (a) two percent (2%), or (b) a fraction, the numerator of which shall be the difference between the Consumer Price Index for the immediately preceding December and the Consumer Price Index for the December that is twelve (12) months prior thereto, and the denominator of which shall be the Consumer Price Index for such prior December.
Section 1.46.    “Non-Performing Asset” means the Community if, commencing with the 2021 calendar year, in any two (2) consecutive calendar years, or in any two (2) calendar years out of any three (3) consecutive calendar years during the Term, the EBITDA for such calendar year does not equal at least ninety percent (90%) of the Target EBITDA for such calendar year; provided, however, for purposes of this calculation, in no event shall Target EBITDA be less than $0.

Section 1.47.    “Owner” is defined in the Recitals to this Agreement.
Section 1.48.    “Person” means any natural person, corporation, limited liability company, trust, joint venture, partnership, Governmental Authority or other entity.
Section 1.49.    “Personnel Costs” means total cash compensation, costs of training programs, hiring expenses, severance payments, payroll taxes, workers’ compensation, travel expenses, incentive programs (e.g., workers’ compensation and risk management related incentive programs) and employee fringe benefits payable to such personnel.
Section 1.50.    “Proprietary Marks” means all trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices and service marks which are used by Manager to identify the Community, whether they are now or hereafter owned by Manager or any of its Affiliates, and whether or not they are registered under the laws of the United States.
Section 1.51.    “Residents” means the individuals residing at the Community.
Section 1.52.    “Rules” is defined in Section 15.02(a).
Section 1.53.    “SNH” means Senior Housing Properties Trust, a Maryland real estate investment trust.
Section 1.54.    “State” means the state in which the Community is located and any regulatory agencies within the State with overview authority or other authority over the Community, and any other state that asserts regulatory authority over the Community or with respect to its Residents, to the extent thereof.
Section 1.55.    “Target EBITDA” means (a) with respect to calendar year 2021, the Base Target EBITDA, and (b) with respect to each subsequent calendar year, the sum of (i) the amount of the prior calendar year’s Target EBITDA increased by the absolute value of the product of (A) the prior calendar year’s Target EBITDA, multiplied by (B) the Multiplier, plus (ii) six percent (6%) of any Excess Invested Capital made in the prior calendar year. To the extent the Term commences or ends on a day other than the first day of the calendar year or the last day of the calendar year, as applicable, Target EBITDA will be adjusted on a pro rata basis for such partial year.
Section 1.56.    “Target Invested Capital” means (a) with respect to calendar year 2021, the Base Invested Capital increased by the product of (i) the Base Invested Capital, multiplied by (ii) the Multiplier, and (b) with respect to each subsequent calendar year, the amount of the prior calendar year’s Target Invested Capital increased by the product of (i) the prior calendar year’s Target Invested Capital, multiplied by (ii) the Multiplier; provided, however, the Target Invested Capital for any calendar year shall increase or decrease on a per unit pro rata basis to the extent the number of units at the Community in such calendar year increases or decreases from the number of units at the Community in the prior calendar year, in each case as identified in the Approved Budget for such applicable calendar year.
Section 1.57.    “Term” is defined in Section 12.01.

Section 1.58.    “Termination Fee” means an amount equal to the present value of the payments that would have been made to Manager between the date of termination and the scheduled expiration date of the initial Term (not including any extension of the Term, but not for a period in excess of ten (10) years in any event) as Base Fees if this Agreement had not been terminated, calculated based upon the average of the Base Fees earned in each of the three (3) calendar years ended prior to the Termination Date, discounted at an annual rate equal to the Discount Rate.
Section 1.59.    “Unsuitable for Use” means, as a result of damage, destruction or partial Condemnation, the Community cannot be reasonably expected to be restored to its prior condition within nine (9) months and/or, in the good faith judgment of Company, after restoration or partial Condemnation the Community cannot be operated on a commercially practicable basis.
Section 1.60.    “Working Capital” means funds used in the day-to-day operation of the Community.
ARTICLE II
APPOINTMENT OF MANAGER

Section 2.01.    Appointment of Manager. Company hereby appoints Manager as the sole and exclusive Manager for the daily operation and management of the Community. Manager accepts such appointment and further agrees to:
(a)    perform the duties of Manager under this Agreement in compliance with this Agreement, including Section 4.06;
(b)    (i) supervise and direct the management and operation of the Community in a financially sound, cost-effective and efficient manner; and (ii) establish and maintain programs to promote the most effective utilization of the Community’s services and maximize occupancy and Gross Revenues;
(c)    provide quality services to Residents in a manner complying with all Legal Requirements and the form of resident agreement in use at the Community;
(d)    establish appropriate marketing programs;
(e)    maintain well trained, quality staff, in sufficient number, at the Community;
(f)    institute (i) a sound financial accounting system for the Community, (ii) adequate internal fiscal controls through proper budgeting, accountant procedures and timely financial performance and (iii) sound billing and collection procedures and methods; and
(g)    diligently monitor and assure physical plant maintenance and housekeeping consistent with the Approved Budget.

ARTICLE III
PAYMENTS TO MANAGER; WORKING CAPITAL; CAPITAL REPLACEMENTS; INSUFFICIENT FUNDS

Section 3.01.    Management Fees.
(a)    As compensation for the services to be rendered by Manager under this Agreement, Manager shall receive a management fee (“Base Fee”) during the Term equal to five percent (5%) of the Gross Revenues of the Community.
(b)    In consideration of Manager’s management of Capital Replacements, Company shall pay Manager a Construction Supervision Fee for any Capital Replacements made in accordance with the Approved Budget. Such Construction Supervision Fee will be paid monthly in arrears based on Capital Replacements made in such month.
(c)    No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of Residents by either party or any of its Affiliates to the other party or any of its Affiliates.
ARTICLE IV
MANAGEMENT SERVICES

Section 4.01.    Authority of Manager and Management Services. Subject to the terms of this Agreement and the Company’s responsibilities as licensee, Manager shall have discretion and control in all matters relating to the day-to-day management and operation of the Community consistent with the Approved Budget. Such discretion and control shall include the authority to negotiate and execute contracts in its own name, in the name of and on behalf of Company and/or the Community, in each case, subject to the terms of this Agreement. Manager shall implement all aspects of the operation of the Community in accordance with the terms of this Agreement, and shall have responsibility and commensurate authority for all such activities. Without limiting the generality of the foregoing, in addition to any other services set forth in this Agreement, Manager shall, consistent with the Approved Budget:
(a)    enter into all contracts, leases and agreements required in the ordinary course of business for the supply, operation, maintenance of and provision of services to the Community (including food procurement, building services (including cleaning, trash removal, snow plowing, landscaping, carpet cleaning and pest control), utilities and licenses and concessions for commercial space in the Community); provided that, unless specifically set forth in the Approved Budget, Manager shall obtain the written consent of Company before entering into any contract, lease or agreement not terminable on ninety (90) days notice without payment of premium or penalty;
(b)    purchase such inventories, provisions, food, supplies, Household Replacements and other expendable items as are necessary to operate and maintain the Community in the manner required pursuant to this Agreement;

(c)    provide care to Residents in compliance with Legal Requirements and the resident agreements in use at the Community and set all Resident fees and charges including those for accommodation, food services and care services;
(d)    in its own name and on behalf of and, with the consent of Company, in the name of Company, to institute and/or defend, as the case may be, any and all legal actions or proceedings relating to the management and operation of the Community;
(e)    prepare a marketing plan and direct all the marketing efforts; and
(f)    oversee, manage and direct all day-to-day operations.
Section 4.02.    Hiring and Training of Staff. Manager shall have in its employ or under contract at all times a sufficient number of capable employees or independent contractors meeting all Legal Requirements, to enable it to properly, adequately, safely and economically manage, operate, maintain and account for the Community. All matters pertaining to the retention, employment, supervision, compensation, training, promotion and discharge of such employees or independent contractors are the responsibility of Manager. All such individuals shall be employees or independent contractors of Manager. Manager shall comply with all applicable Legal Requirements having to do with employers including, worker’s compensation, unemployment insurance, hours of labor, wages, working conditions and withholding of taxes from employee wages. Manager shall have the power to hire, dismiss or transfer the executive director at the Community, provided Manager shall keep Company informed with respect to Manager’s intentions to transfer or terminate the executive director and shall consult with Company with respect to the hiring of a replacement, it being understood that any final decision shall be made by Manager. If Company becomes dissatisfied with the performance of any executive director, Company shall have the right to confer with representatives of Manager to discuss the replacement of the executive director or other action, which shall be within the discretion of Manager.
Section 4.03.    Manager’s Home Office Personnel. Manager may, in its discretion, provide its services under this Agreement through its Home Office Personnel, provided that the Personnel Costs for such Home Office Personnel shall not be a Community Expense unless agreed to in advance by Company. Manager shall further make its Home Office Personnel available for consultation and advice related to the Community without charge other than its Base Fee. If Company requests a type, form or level of service from Manager’s Home Office Personnel of a nature that would otherwise be a Community Expense, Manager shall provide such services by Home Office Personnel for an additional cost to be agreed to in advance by Manager and Company, which shall be a Community Expense. The term “Home Office Personnel” shall include Manager’s home office staff with experience in areas such as accounting, budgeting, finance, legal, human resources, construction, development, marketing, food service and purchasing, among other areas.
Section 4.04.    Resident Agreements. Manager shall give Company notice of any material changes to any forms of resident agreements or other occupancy agreements used in conjunction with the Community for Company’s approval before they are used. Manager shall act as an authorized representative of Company in executing resident agreements and occupancy agreements, but Manager shall not enter into such agreements for a duration of more than one year without the prior consent of Company.
Section 4.05.    Contracts with Affiliates. Manager shall not engage or pay any compensation to any Affiliate of Manager for the provision of services in connection with this Agreement unless (a) such party is fully qualified and experienced to provide the required services, (b) both the scope of services and the compensation payable to such Affiliate for the services are consistent with then current market standards or comparable arm’s-length transactions, and (c) Manager discloses such engagement to Company as a transaction with an Affiliate of Manager.
Section 4.06.    Legal Requirements.
(a)    Subject to Company’s discharge of its obligations under Section 4.06(b), Manager shall obtain and maintain on behalf of and in the name of the Community and/or Company (as applicable) all permits, licenses and certificates required by any Governmental Authority for the use, operation or management of the Community as currently licensed or as may be required from time to time.
(b)    Company agrees: (i) to sign promptly all applications for permits, licenses, and certificates necessary for the use, operation and management of the Community required by any Governmental Authority and all cost reports and other submissions for reimbursement or other payments related to the goods and services furnished to Residents at the Community and (ii) to provide promptly such information and perform such acts as are required in order for Manager to complete any such application and/or obtain and/or maintain any such permits, licenses, or certificates and/or prepare, complete and/or file any such cost reports or other submissions for payments related to the goods and services furnished to Residents at the Community.
(c)    Manager shall cause all things to be done in and about the Community as may be reasonably necessary to comply with all applicable Legal Requirements respecting the use, operation and management of the Community. Manager shall keep its corporate organization in good standing in the State and shall maintain all corporate permits and licenses required by the State.
(d)    If either party receives any written notice, report or other correspondence from a Governmental Authority which asserts a deficiency relating to the operation of the Community or otherwise relates to the actual or threatened suspension, revocation, or any other action adverse to any permit, license or certificate required or necessary to use, operate or maintain the Community, such party shall give the other party prompt notice thereof.
ARTICLE V
COLLECTIONS AND PAYMENTS

Section 5.01.    Collection and Priorities for Distribution of Gross Revenues. Manager shall collect all Gross Revenues and shall apply the Gross Revenues in the following order of priority:
(a)    First, to pay all Community Expenses (excluding the Base Fee),

(b)    Second, to Manager, to pay the Base Fee and any interest that may have accrued pursuant to Section 5.02,
(c)    Third, to Company, the balance.
Section 5.02.    Timing of Payments. Payment of the Community Expenses, excluding the Base Fee, shall be made in the ordinary course of business to the extent of available Gross Revenues and Working Capital. The Base Fee and accrued interest, if any, shall be paid on the first Business Day of each calendar month, in advance, based upon Manager’s then estimate of the prior month’s Gross Revenues. The Base Fee shall be subject to adjustment by increasing or decreasing the payment due in the following month based upon the Gross Revenues reflected in the monthly financial statements. If the Base Fee is not paid in full for any calendar year, the unpaid amount shall bear interest at the Interest Rate and such unpaid amount and accrued interest shall continue to be payable pursuant to clause (b) of Section 5.01 in subsequent years until paid in full. Amounts payable pursuant to clause (c) of Section 5.01 shall be paid monthly in arrears within ten (10) Business Days after the end of each calendar month, and shall be based upon the monthly financial statements for such calendar month prepared and delivered in accordance with Section 6.02. Additional adjustments to all payments will be made on an annual basis based upon any audits conducted pursuant to Section 6.03.
Section 5.03.    Credits and Collections. Manager shall adopt credit and collection policies and procedures. Manager shall institute monthly billing by the Community and take all steps necessary to collect accounts and monies owed to the Community, which may include the institution of legal proceedings.
Section 5.04.    Depositories for Funds. Manager shall maintain one or more accounts in the name of Company in one or more banks selected by Manager and approved by Company and shall deposit therein all Gross Revenues and other funds collected or received by Manager and due to Company as owner of the Community. Manager shall be authorized to access the accounts without the approval of Company, subject to any limitation on the maximum amount of any check, if any, established between Manager and Company as part of the Annual Operating Budget. Company shall be a signatory on all accounts maintained with respect to the Community, and Company shall have the right to require that Company’s signature be required on all checks/withdrawals after the occurrence of an Event of Default by Manager under this Agreement. Company shall provide such instructions to the applicable bank(s) as are necessary to permit Manager to implement Manager’s rights and obligations under this Agreement, provided the failure of Company to provide such instructions shall relieve Manager of its obligations hereunder until such time as such failure is cured.
Section 5.05.    Impositions. All Impositions which accrue during the Term (or are properly allocable to such Term under GAAP) shall be paid by Manager before any fine, penalty or interest is added thereto or lien placed upon the Community or this Agreement, unless payment thereof is stayed. Company shall promptly furnish to Manager any invoice, bill, assessment, notice or other correspondence relating to any Imposition. Either Company or Manager may initiate proceedings to contest any Imposition (in which case each party agrees to sign the required applications and otherwise cooperate with the other party in expediting the matter). Unless part of the Approved

Budget, incurrence of all costs by Manager of any negotiations or proceedings with respect to any such contest shall be subject to Company’s prior consent. Nothing in this Agreement is intended to modify the respective responsibility that the parties would otherwise have to pay such Impositions as may be due and payable.
ARTICLE VI
ACCOUNTING; FINANCIAL STATEMENTS; AUDIT

Section 6.01.    Accounting. Manager shall establish and administer accounting procedures and controls and systems for the development, preparation and safekeeping of records and books of accounting relating to the business and financial affairs of the Community, including payroll, accounts receivable and accounts payable.
Section 6.02.    Financial Statements and Reports. Not later than ten (10) Business Days after the end of each calendar month, Manager shall prepare and deliver to Company a balance sheet and related statement of income and expense for such calendar month and for the then current calendar year to date, certified by Manager’s Controller on a monthly basis and by Manager’s Chief Financial Officer on a quarterly basis as being true and correct to the best of his/her knowledge, with a comparison to the Approved Budget. Promptly thereafter, Manager shall provide Company with an explanation of any variances to the Approved Budget.
The monthly financial statements shall be in such format as Company may reasonably require. Manager shall provide such other financial statements as Company may from time to time reasonably request. In addition, at the request of Company, any or all of the financial statements shall be audited by the Accountants as soon as practicable after such request.
Upon request, Manager shall also provide Company with information relating to the Community, Manager and its Affiliates that (a) may be required in order for Company or its Affiliates to prepare financial statements and to comply with any applicable tax and securities laws and regulations, (b) may be required in order for Company or any of its Affiliates to prepare federal, state, provincial or local tax returns or (c) is of the type that Manager customarily prepares for other owners of communities it manages, and such other or special reports as Manager may from time to time determine are necessary or as Company may reasonably request.
Section 6.03.    Audit Rights.
(a)    Company and its representatives shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of books of account (including copying any records contained in electronic media) maintained by Manager with respect to the Community, which audit or examination may cover any time period during the Term at Company’s discretion. Such right may be exercised through any agent or employee designated by Company or by an independent public accountant designated by Company.
(b)    Manager and its representatives shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of books of account (including copying any records contained in electronic media) maintained by Company with respect to the

Invested Capital and Capital Replacements, which audit or examination may cover any time period during the Term at Manager’s discretion. Such right may be exercised through any agent or employee designated by Manager or by an independent public accountant designated by Manager.
ARTICLE VII
ANNUAL OPERATING BUDGET

Section 7.01.    Annual Operating Budget. Manager shall, on or before November 20 in each calendar year during the Term, deliver to Company for Company’s approval, an annual operating budget for the Community for the next calendar year (the “Annual Operating Budget”) which shall include separate line items for Capital Replacements and set forth an estimate, on a monthly basis, of Gross Revenues and Community Expenses, as well as an estimate of EBITDA for such calendar year, together with an explanation of anticipated changes to Resident charges, payroll rates and positions, non-wage cost increases, the proposed methodology and formula employed by Manager in allocating shared Community Expenses, and all other factors differing from the then current calendar year. The Annual Operating Budget shall be accompanied by a narrative description of operating objectives and assumptions. If Company does not approve an Annual Operating Budget or any portion thereof, it shall do so, to the extent practicable, on a line item basis. Manager and Company shall cooperate to resolve disputed items, provided if the Annual Operating Budget is not approved by Company, Manager shall operate under the expired Annual Operating Budget until a new Annual Operating Budget is approved, provided that line items for Impositions, insurance premiums and utilities shall be the amounts actually incurred for such items. If agreement on the Annual Operating Budget cannot be reached within forty-five (45) days of Company’s receipt (which time may be extended upon mutual agreement of the parties), the matter shall be resolved by arbitration. The Annual Operating Budget as approved by Company, or as resolved by arbitration, will be the “Approved Budget” for the applicable calendar year. Except for expenditures incurred to remedy any emergency threatening the safety of the Community or its Residents, invitees or employees or imminent material physical damage to the Community (for which Manager shall provide Company an accounting promptly after remedying such emergency), Manager will obtain Company’s prior approval for any expenditure which will, or is reasonably expected to, result in a variance equal to or greater than five percent (5%) of the Approved Budget.
Section 7.02.    Working Capital; Insufficient Funds. Manager may, from time to time, request Company to fund additional amounts as Working Capital to pay Community Expenses identified in the Approved Budget and if the parties do not agree on such additional amounts, the matter shall be referred to arbitration. If at any time available Working Capital is insufficient to pay Community Expenses identified in the Approved Budget and Company has not timely funded additional amounts for such purpose or Company has not timely funded Capital Replacements, Manager shall have no obligation to advance its own funds therefor. If Manager does advance its own funds, at such time as Company advances funds to reimburse Manager, whether by agreement or pursuant to an Award, Company shall pay Manager interest on such amounts at the Interest Rate from the date of Manager’s advance of funds to the date of reimbursement. If the Award includes interest, Company shall be entitled to offset such interest against its obligation under this Section 7.02.

ARTICLE VIII
TAX MATTERS; REIT QUALIFICATION

Section 8.01.    Tax Matters. Manager shall use commercially reasonable efforts to operate the Community in a manner to best assure that Company and the Community receive all benefits of applicable tax exemptions and/or credits available thereto from any Governmental Authority. Manager will prepare or cause to be prepared all tax returns required in the operation of the Community, which include payroll, sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns. Manager shall timely file or cause to be filed such returns as required by the State; provided that, Company shall promptly provide all relevant information to Manager upon request, and any late fees or penalties resulting from delays caused by Company shall be borne by Company. Manager shall not be responsible for the preparation of Company’s federal or state income tax returns, provided Manager shall cooperate fully with Company as may be necessary to enable Company to file such federal or state income tax returns, including by preparing data reasonably requested by Company and submitting it to Company as soon as reasonably practicable following such request.
Section 8.02.    REIT Qualification.
(a)    Manager shall take all commercially reasonable actions reasonably requested by Company or Owner for the purpose of qualifying Owner’s rental income from Company under the lease between Owner and Company for the Community (“Lease”) as “rents from real property” pursuant to Sections 856(d)(1), 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying Owner’s rental income from Company under the Lease as “rents from real property” pursuant to Sections 856(d)(1), 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. This Section 8.02 shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 8.04 shall apply.
(b)    If Company or Owner wish to invoke the terms of Section 8.02(a), Company or Owner (as appropriate) shall contact Manager and the parties shall meet with each other to discuss the relevant issues and to develop a mutually-agreed upon plan for implementing such reasonably requested actions.
(c)    Any additional out-of-pocket costs or expenses incurred by Manager in complying with such a request shall be borne by Company (and shall not be a Community Expense). Company shall reimburse Manager for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.
Section 8.03.    Further Compliance with Section 856(d) of the Code. Commencing with the date of this Agreement and continuing throughout the Term, Manager intends to qualify as an “eligible independent contractor” as defined in Section 856(d)(9)(A) of the Code, and:
(a)    Manager shall use commercially reasonable efforts not to cause the Community to fail to qualify as “qualified health care property” as defined in Section 856(e)(6)(D)(i) for purposes of Section 856(d)(8)(B) and Section 856(d)(9) of the Code;

(b)    Manager shall not own, directly or indirectly or constructively (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the shares of SNH, whether by vote, value or number of shares, and Manager shall otherwise comply with any regulations or other administrative or judicial guidance existing under said Section 856(d)(5) of the Code with respect to such ownership limits; Manager shall cause its ultimate Parent to enforce the restrictions in its charter documents regarding five percent (5%) or greater owners;
(c)    Manager shall be actively engaged (or shall, within the meaning of Section 856(d)(9)(F) of the Code, be related to a person that is so actively engaged) in the trade or business of operating “qualified health care property” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to Owner or Company. For these purposes, the parties agree that the activities, as of the date of this Agreement, of Manager’s affiliate, FSQ, Inc., a Delaware corporation and a related person as to Manager within the meaning of Section 856(d)(9)(F) of the Code, including in particular the management contracts pursuant to which FSQ, Inc. has been and is formally engaged as manager by other affiliates (but not subsidiaries) of Manager, render Manager in compliance with the previous sentence. Manager, without the prior consent of Company, shall not permit or suffer FSQ, Inc.’s level of management activity in respect of “qualified health care properties” to be materially less than its level of such activity on the date of this Agreement;
(d)    A “qualified health care property” is defined by reference to Section 856(e)(6)(D)(i) of the Code and means any real property, and any personal property incident to such real property, which is a “health care facility” described in Section 856(e)(6)(D)(ii) of the Code or is necessary or incidental to the use of a health care facility. A “health care facility” means: a hospital; a nursing facility; an assisted living facility; a congregate care facility; a qualified continuing care facility; or another licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility; and
(e)    Manager, without the prior consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed, shall not permit or suffer:
(i)    Manager to fail to continue as a corporation under state law and taxable under the Code as an association;
(ii)    Manager’s affiliate, FSQ, Inc., a Delaware corporation, to fail to be a corporation under state law and taxable under the Code as an association; or
(iii)    for so long as Owner or Company or any Affiliate of Owner or Company shall seek to qualify as a “real estate investment trust” under the Code, Manager to be reorganized, restructured, combined, merged or amalgamated with any Affiliate (as to Manager) in such manner that any such Affiliate would, or could, be expected to adversely affect (including, e.g., by application of any Person’s actual “disregarded entity” status under the Code) the status that Manager has as a Code Section 856(d)(9)(A) “eligible independent contractor” at a “qualified health care property” owned or leased by Owner or Company.

Section 8.04.    Adverse Regulatory Event.
(a)    In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, Company and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event; provided, however, Manager shall have no obligation to materially reduce its rights or materially increase its obligations under this Agreement, all taken as a whole, or to bear any out-of-pocket costs or expenses under this Section 8.04. Manager shall not be liable if any such amendment, once operative, fails to have the desired result of eliminating the impact of an Adverse Regulatory Event.
(b)    For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a new law, statute, ordinance, code, rule, regulation or an administrative or judicial ruling imposes, or could impose in Owner’s or Company’s reasonable opinion, any material threat to SNH’s qualification for taxation as a “real estate investment trust” under the Code or to the treatment of amounts paid to Owner under the Lease as “rents from real property” under Section 856(d) of the Code.
(c)    Company shall promptly inform Manager of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance with respect to Section 856(d) of the Code.
ARTICLE IX
FINANCING; INSPECTION

Section 9.01.    Financing of the Community. Manager shall cooperate with Owner and Company in connection with any financing by Owner of the Community.
Section 9.02.    Company’s Right To Inspect. Company or its employees, representatives, lenders or agents shall have access to the Community and the files, books, accounts, and records of Manager related to the Community at any and all reasonable times during usual business hours for the purpose of inspection or showing the Community to prospective purchasers, investors, Residents or mortgagees.
ARTICLE X
REPAIRS AND MAINTENANCE

Section 10.01.    Repairs, Maintenance and Capital Replacements. Manager shall maintain the Community in good, orderly, clean and safe repair and condition consistent with first rate standards for similar senior living communities, and in conformity with Legal Requirements. Manager shall make such routine and preventive maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as it, from time to time, deems necessary for such purposes, consistent with the Approved Budget. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues. Manager shall make such Capital Replacements as are contemplated by the Approved Budget and funded by Company.

Section 10.02.    Emergency Repairs. If either party has actual knowledge of, or receives a written order or notice from a Governmental Authority, pertaining to a violation or potential violation of any Legal Requirement relating to the physical condition of the Community or the continued safe operation of the Community, such party shall give the other party prompt notice thereof. Manager shall recommend appropriate remedial action to Company and subject to Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), take such remedial action, provided Manager shall be authorized to take appropriate remedial action consisting of repairs or maintenance to the Community without receiving Company’s prior consent: (a) in an emergency threatening the safety of such Community or its Residents, invitees or employees or imminent material physical damage to the Community, or (b) if the continuation of the given condition will subject Manager and/or Company to regulatory, civil, or criminal liability or result in the suspension or revocation of a material permit, license or certificate. Any disagreement regarding the necessity of taking such remedial action and/or the funding of the cost thereof that is not resolved by the parties within ten (10) Business Days shall be resolved by arbitration.
Section 10.03.    Liens. Manager shall use commercially reasonable efforts to prevent any liens from being filed against the Community which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Community. Manager shall not file any lien against the Community.
Section 10.04.    Ownership. All repairs, replacements, alterations and additions shall be the property of Owner or Company, as may be provided in the Lease.
Section 10.05.    Casualty or Condemnation. If, during the Term, the Community is (a) totally destroyed by fire or other casualty or there is a Condemnation or (b) partially destroyed by fire or other casualty or there is a partial Condemnation and as a result the Community is Unsuitable for Use, either Manager or Company may terminate this Agreement by sixty (60) days’ notice to the other and Company and/or Owner shall be entitled to retain the insurance proceeds or Condemnation award, as the case may be.
If, as a result of partial destruction or partial Condemnation, the Community is not rendered Unsuitable for Use, Company shall (or shall cause the Owner to) make the insurance proceeds or award received by Company and/or Owner available to Manager as necessary to repair or restore the destroyed or untaken portion of the Community to the same condition as existed previously, provided Manager shall have the right to discontinue operating all or a portion of the Community pending completion of the repairs or restoration as necessary to comply with Legal Requirements or for the safe and orderly operation of the Community.
If the cost of repair or restoration is less than the insurance proceeds or award received by Company and/or Owner, Company shall (or shall cause the Owner to) make available the funds necessary to permit the Community or the untaken portion to be repaired and restored. If the cost of the repair or restoration exceeds the amount of insurance proceeds or award, Manager shall give notice to Company and Owner setting forth in reasonable detail the nature of such deficiency, and Company and Owner shall promptly advise Manager whether Company and/or Owner will fund the deficiency. If neither Company nor Owner elect to fund the deficiency, Manager may terminate this Agreement by notice to Company.

Any obligation of Company and/or Owner to make funds available to Manager to repair or restore the Community is subject to the requirements of any Mortgage.
Notwithstanding any provisions of this Section 10.05 to the contrary, if partial destruction or a partial Condemnation occurs during the last twelve (12) months of the Term (including any renewal) and if full repair and restoration would not reasonably be expected to be completed prior to the date that is nine (9) months prior to the end of the Term (including any renewal), the provisions of this Section 10.05 shall apply as if the Community had been rendered Unsuitable for Use.
ARTICLE XI
INSURANCE

Section 11.01.    General Insurance Requirements. Manager shall, at all times during the Term, keep (or cause to be kept) the Community and all property located therein or thereon, insured against the risks and in such amounts as is against such risks and in such amounts as Company shall reasonably require and as may be commercially reasonable. Any disputes regarding such matters not resolved by the parties within ten (10) Business Days (which period may be extended upon mutual agreement of the parties) shall be resolved by arbitration.
Section 11.02.    Waiver of Subrogation. Company and Manager agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the State) with respect to any property loss which is covered by insurance then being carried by Company or Manager, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if Company or Manager shall self insure in accordance with the terms hereof, Company or Manager, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. If any extra premium is payable by Manager as a result of this provision, Company shall not be liable for reimbursement to Manager for such extra premium.
Section 11.03.    Risk Management. Manager shall be responsible for the provision of risk management oversight at the Community.
ARTICLE XII
TERM AND TERMINATION

Section 12.01.    Term. The Term of this Agreement shall begin on the date hereof and end December 31, 2034 (“Term”). Unless sooner terminated as provided in this Agreement, Manager shall have the right to extend the Term for up to two (2) consecutive periods of five (5) years each by providing notice of such renewal to Company at least twenty-four (24), but not more than thirty (30), months prior to the end of the then current Term.
Section 12.02.    Early Termination. At any time during the Term and without limitation of any of the other terms and conditions of this Agreement, Company shall have the right to terminate this Agreement if the Community becomes a Non-Performing Asset by providing notice to Manager of such termination within six (6) months after the end of any calendar year in which the Community qualifies as a Non-Performing Asset, which termination shall be effective as of the date set forth in Company’s notice but not earlier than ninety (90) days after delivery of such notice to Manager.
ARTICLE XIII
TRANSITION ON TERMINATION

Section 13.01.    Termination. Upon any termination of this Agreement, except as otherwise provided in Section 14.04, Manager shall be compensated for its services only through the date of termination and all amounts remaining in any accounts maintained by Manager pursuant to Section 5.04, after payment of such amounts as may be due to Manager hereunder, shall be distributed to Company. In the event of any termination, both parties shall fully cooperate with one another to ensure a smooth transition of management. Upon termination, Manager will deliver to Company the following:
(a)    a final accounting, reflecting the balance of income and expenses of the Community as of the date of termination, to be delivered as soon as reasonably possible but not later than sixty (60) days after such termination,
(b)    after payment of any amounts as may be due to Manager hereunder, any balance of monies of Company or Resident deposits, or both, held by Manager with respect to the Community, to be delivered as soon as reasonably possible, but not later than sixty (60) days after such termination,
(c)    all records, contracts, leases, resident agreements, tenant correspondence, files, receipts for deposits, unpaid bills and other papers, documents, software, data or information which pertain in any way to the Community to be delivered as soon as reasonably possible, but not later than sixty (60) days after such termination, and
(d)    Manager shall cooperate reasonably in all respects to achieve a transfer of any license and/or certificate (or to obtain a new license and/or certificate, if necessary) required in connection with the operation of the Community, but shall not be required to incur any monetary expenditures in connection therewith (unless Company agrees to reimburse Manager therefor).
ARTICLE XIV
DEFAULTS

Section 14.01.    Default by Manager. An Event of Default with respect to Manager shall occur in the event of any of the following:
(a)    the Bankruptcy of Manager,
(b)    the gross negligence or willful misconduct of Manager with respect to its duties and obligations under this Agreement,

(c)    Manager’s failure to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, which failure shall continue (i) for a period of five (5) Business Days after Manager receives notice from Company in case of monetary defaults or (ii) for a period of twenty (20) Business Days after Manager receives notice from Company in the case of non-monetary defaults, in each case, specifying the default; provided, however, that if such non-monetary default cannot be cured within such twenty (20) Business Day period, then Manager shall be entitled to such additional time as shall be reasonable, provided the default is curable and Manager has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time exceed ninety (90) days,
(d)    a Change in Control of Manager or Guarantor to which Company or SNH does not consent, provided that, to the extent SNH votes in its capacity as a shareholder of Guarantor in favor of a Change in Control of Manager or Guarantor, such vote shall constitute consent to such Change in Control, or
(e)    a default by Manager, Guarantor or any Affiliate of Manager or Guarantor under the Guaranty or any other agreement between Manager, Guarantor or an Affiliate of Manager or Guarantor and Company or an Affiliate of Company, which continues beyond any applicable notice and cure period.
Section 14.02.    Default by Company. An Event of Default with respect to Company shall occur in the event of any of the following:
(a)    the Bankruptcy of Company,
(b)    the gross negligence or willful misconduct of Company with respect to its obligations under this Agreement, or
(c)    Company shall fail to (i) timely fund Working Capital or to fund Capital Replacements pursuant to the Approved Budget and such failure shall continue for a period of ten (10) Business Days after notice thereof by Manager or (ii) keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Company and such failure shall continue (A) for a period of five (5) Business Days after Company receives notice from Manager in case of monetary defaults or (B) for a period of twenty (20) Business Days after Company receives notice from Manager in the case of non-monetary defaults, in each case specifying the default; provided, however, if such default cannot be cured within such twenty (20) Business Day period, then Company shall be entitled to such additional time as shall be reasonable, provided the default is curable, Company has promptly proceeded to commence cure of such non-monetary default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time to cure non-monetary defaults exceed ninety (90) days.
Section 14.03.    Remedies of Company. Upon the occurrence of an Event of Default by Manager, Company may terminate this Agreement immediately upon notice and shall be entitled to exercise any other rights at law or in equity.

Section 14.04.    Remedies of Manager. Upon the occurrence of an Event of Default by Company, Manager may terminate this Agreement on thirty (30) days’ notice to Company and Company shall pay Manager the Termination Fee within thirty (30) days of the effective date of termination as liquidated damages and in lieu of any other remedy of Manager at law or in equity, as well as any accrued but unpaid fees owed to Manager pursuant to Section 5.01.
Section 14.05.    No Waiver of Default. The failure by Company or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that Company or Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by Company or Manager, shall be deemed to be in exclusion of any right or remedy of Company or Manager.
ARTICLE XV
GOVERNING LAW, ARBITRATION, LIABILITY OF MANAGER AND INDEMNITY

Section 15.01.    Governing Law, Etc. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Maryland; or (g) any combination of the foregoing.
Section 15.02.    Arbitration.
(a)    Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement, or (ii) brought by or on behalf of any shareholder of any party or a direct or indirect parent of a party (which, for purposes of this Section 15.02, shall mean any shareholder of record or any beneficial owner of shares of any party, or any former shareholder of record or beneficial owner of shares of any party), either on his, her or its own behalf, on behalf of any party or on behalf of any series or class of shares of any party or shareholders of any party against any party or any member, trustee, director, officer, manager (including The RMR Group LLC or its successor), agent or employee of any party, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration provision, or the declarations of trust, limited liability company agreements, charters, bylaws or other governing documents of any party hereto (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 15.02. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, directors, officers or managers of any party and class actions by a shareholder against those individuals or entities and any party. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. For purposes of this Section 15.02, the term “party” shall include any direct or indirect parent of a party.
(b)    There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator, then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one of the three (3) arbitrators proposed by AAA. If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten (10) days to select one of the three (3) arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one of the three (3) arbitrators it had proposed as the second arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator. If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.
(c)    The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.
(d)    There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.
(e)    In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland. Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based. Any monetary Award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 15.02(h), each party against which an Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Award or such other date as such Award may provide.
(f)    Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.
(g)    Notwithstanding any language to the contrary in this Agreement, any Award, including but not limited to any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). An Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, the above paragraph relating to costs and expenses shall apply to any appeal pursuant to this Section 15.02(g) and the appeal tribunal shall not render an Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.
(h)    Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 15.02(g), an Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon an Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made, except for actions relating to enforcement of this Section 15.02 or any arbitral award issued hereunder, and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.
(i)    This Section 15.02 is intended to benefit and be enforceable by the parties and their respective shareholders, members, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group Inc. and The RMR Group LLC), agents or employees of any party and their respective successors and assigns and shall be binding on the shareholders of any party and the parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Section 15.03.    Consent to Jurisdiction and Forum. This Section 15.03 is subject to, and shall not in any way limit the application of, Section 15.02; in case of any conflict between this Section 15.03 and Section 15.02, Section 15.02 shall govern. Notwithstanding anything to the contrary in Section 15.02, the exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 17.01 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.
Section 15.04.    Standard of Care. Manager shall discharge its duties in good faith, and agrees to exercise, with respect to all services provided by Manager under this Agreement, a standard of care, skill, prudence and diligence under the circumstances then existing as is consistent with prevailing industry practices.
Section 15.05.    Indemnity. In any action, proceeding or claim brought or asserted by a third party, Manager will defend, indemnify and hold Company (and any of its Affiliates, their respective directors, trustees, officers, shareholders, employees and agents) harmless from and against any claims, losses, expenses, costs, suits, actions, proceedings, demands or liabilities that are asserted against, or sustained or incurred by them because of Manager’s breach of any material term of this Agreement, or arising from Manager’s failure to act or not act in accordance with Company’s reasonable instructions or gross negligence, fraud, or willful misconduct, except to the extent caused by Company’s breach of any material term of this Agreement, gross negligence, fraud or willful misconduct. Company will defend, indemnify, and hold Manager (and any of its Affiliates, their respective directors, trustees, officers, shareholders, employees and agents) harmless, from and against any and all claims, expenses, costs, suits, actions, proceedings, demands, or liabilities that are asserted against, or sustained or incurred by them in connection with the performance of Manager’s duties under this Agreement or otherwise while acting within the scope of the agency established by the parties to this Agreement and in accordance with Section 15.04, or in the case of an action, proceeding or claim brought or asserted by a third party against any of them as a result of Company’s breach of any material term of this Agreement, violation of Legal Requirements, instructions to Manager to act or not act with respect to the relevant matter or gross negligence, fraud or willful misconduct, except to the extent caused by Manager’s breach of any material term of this Agreement, failure to act or not act in accordance with Company’s reasonable instructions, gross negligence, fraud or willful misconduct. The scope of the foregoing indemnities includes any and all costs and expenses properly incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both. Recovery upon an indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected by the indemnified party with respect to the claims covered by such indemnity.

Section 15.06.    Limitation of Liability. To the maximum extent permitted by applicable law, no shareholder, member, officer, director, trustee, employee or agent of any party to this Agreement (and of any Affiliate of such party that is not a party to this Agreement) shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.
ARTICLE XVI
PROPRIETARY MARKS; INTELLECTUAL PROPERTY

Section 16.01.    Proprietary Marks. During the Term of this Agreement, the Community shall be known as a “Five Star Senior Living” community, with such additional identification as may be necessary and agreed to by Company and Manager to provide local identification or to comply with local licensing or consumer protection laws.
Section 16.02.    Ownership of Proprietary Marks. The Proprietary Marks shall in all events remain the exclusive property of Manager, and except as expressly set forth in this Agreement, nothing contained herein shall confer on Company the right to use the Proprietary Marks. Except as provided below in this section, upon termination, any use of or right to use the Proprietary Marks by Company shall cease forthwith, and Company shall promptly remove, at Manager’s expense, from the Community any signs or similar items that contain the Proprietary Marks. Upon termination, Company shall have the right to use any inventory or Household Replacement items marked with the Proprietary Marks exclusively in connection with the Community until they are consumed.
Section 16.03.    Intellectual Property. All Intellectual Property shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates. During the Term, Manager shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential. Upon termination, all Intellectual Property shall be removed from the Community by Manager, without compensation to Company.
ARTICLE XVII
MISCELLANEOUS PROVISIONS

Section 17.01.    Notices. All notices, demands, consents, approvals, and requests given by either party to the other hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by e-mail, or on the next business day if transmitted by nationally recognized overnight courier, to the parties at the following addresses:
SNH AL AIMO Tenant, Inc.
c/o Senior Housing Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: Jennifer F. Francis
Telephone: (617) 796-8350

e-mail: jfrancis@rmrgroup.com
FVE Managers, Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Katherine E. Potter
Telephone: (617) 796-8387
e-mail: kpotter@5ssl.com
or to such other address and to the attention of such other person as either party may from time to time designate in writing. Notices properly given as described above shall be effective upon receipt.
Section 17.02.    Severability. If any term or provision of this Agreement or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
Section 17.03.    Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.
Section 17.04.    Headings and Interpretation. The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. References to “Section” in this Agreement shall be a reference to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder,” when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision unless otherwise indicated. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.
Section 17.05.    Estoppel Certificates. Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) day’s prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party: (i) there is a continuing default by the non-certifying party in the performance or observation of any covenant, agreement or condition contained in this Agreement; or (ii) there shall have occurred any event which, with the giving of Notice or the passage of time or both, would become such a default, and, if so, specifying such default or occurrence of which the certifying party may have knowledge; and (c) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. The obligations set forth in this Section 17.05 shall survive termination (that is, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).
Section 17.06.    Confidentiality of Business Information. Manager and Company agree to keep confidential and not to use or to disclose to others, any of their respective secrets or confidential or proprietary information, customer lists, or trade secrets, or any matter or items relating to this Agreement, the management of the Community or their association with each other except (a) to their respective Affiliates, which may in turn disclose to any holder of a Mortgage, any prospective lender, purchaser or prospective purchaser of the Community, (b) to any rating agencies, lenders, stock analysts, accountants, lawyers and other like professionals, (c) as expressly consented to in writing by the other party, (d) as required by law or the rules of any national securities exchange or automated quotation system to which Company or Manager, or any Affiliate of either, is or becomes subject, or (e) as required by law or the applicable regulators with respect to any initial, renewal or other required application for licensure, Medicare or Medicaid participation or other approval or certification of the Community.
Section 17.07.    Confidentiality of Patient Information. The parties shall only use or disclose patient information, including Protected Health Information (as such term is defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164, as promulgated from time to time by the Department of Health and Human Services (the “Privacy Standards”)), in compliance with the Privacy Standards and other applicable law. The parties shall further reasonably safeguard the confidentiality, integrity and availability of patient information, including Protected Health Information, as required by applicable law, including the Privacy Standards and the Security Standards (45 C.F.R. Part 160 and Subparts A and E of Part 164). In the event that patient information (including Protected Health Information) is disclosed by a party or its agents to the other party, its employees, contractors, subcontractors or agents, such other party agrees to take reasonable steps to maintain, and to require its employees, contractors, subcontractors and agents receiving such information to maintain, the privacy and confidentiality of such information consistent with applicable law. In connection with Manager’s services hereunder, the parties shall enter into a Business Associate Agreement in a form acceptable to both parties.
Section 17.08.    Assignment. Company may assign this Agreement to any Affiliate (but only as such term is defined in Section 1.04(a) or (c)) of Company without Manager’s consent. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Company which may be withheld in Company’s sole and absolute discretion. If Company consents to an assignment of this Agreement by Manager, no further assignment shall be made without the express consent in writing of Company.
Section 17.09.    Amendment. This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.
Section 17.10.    Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto and except for Owner, which is an intended third party beneficiary, and as otherwise provided in Section 15.05, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.
Section 17.11.    Survival. The following provisions shall survive termination or expiration of this Agreement: Sections 11.02, 13.01, 14.03, 14.04 and 14.05, Article XV and Article XVII.
Section 17.12.    Relationship Between the Parties. The relationship between Company and Manager pursuant to this Agreement shall not be one of general agency, but shall be that of an independent contractor relationship, provided with respect to those specific and limited circumstances in which (a) Manager is holding funds for the account of Company or (b) Manager is required or authorized to act as authorized representative for Company with respect to agreements with Residents, filings with and applications to governmental bodies or pursuant to licenses or Legal Requirements, the relationship between Company and Manager shall be that of trustee and authorized representative (with limited agency), respectively. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Company a partner or joint venturer with Manager or as creating any similar relationship or entity, and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the other.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.
Manager:
FVE Managers, Inc.

By: /s/ Jeffrey C. Leer
Jeffrey C. Leer
Executive Vice President, Chief Financial
Officer and Treasurer

Company:
SNH AL AIMO Tenant, Inc.

By: /s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
Chief Financial Officer and Treasurer

[Signature Page to Management Agreement for Morningside of Fayetteville]

Exhibit A
Community
Morningside of Fayetteville
4461 N. Crossover Road
Fayetteville, AR 72703

Schedule to Exhibit 99.1

There are 246 management agreements with FVE Managers, Inc., a representative form of which is filed herewith. The other management agreements, with the respective entity and applicable to the respective community owned by the respective owner and reflecting the respective base invested capital listed below, are substantially identical in all material respects to the representative form of management agreement filed herewith.

Entity	Community	Owner	Base Invested Capital
SNH AL AIMO Tenant II, Inc.	Morningside of Nevada 640 E. Highland Avenue Nevada, MO 64772	SNH AL AIMO II, Inc.	$46,500
SNH AL AIMO Tenant, Inc.	Morningside of Branson 5351 Gretna Road Branson, MO 65616	SNH AL AIMO, Inc.	$97,500
SNH AL AIMO Tenant, Inc.	Morningside of Chesterfield Village 2410 W. Chesterfield Boulevard Springfield, MO 65807	SNH AL AIMO, Inc.	$120,000
SNH AL AIMO Tenant, Inc.	Morningside of Fayetteville 4461 N. Crossover Road Fayetteville, AR 72703	SNH AL AIMO, Inc.	$100,500
SNH AL AIMO Tenant, Inc.	Morningside of Jonesboro 4210 S. Caraway Road Jonesboro, AR 72404	SNH AL AIMO, Inc.	$91,500
SNH AL AIMO Tenant, Inc.	Morningside of Pekin 2700 14th Street Pekin, IL 61554	SNH AL AIMO, Inc.	$91,500
SNH AL AIMO Tenant, Inc.	Morningside of Springdale 672 Jones Road Springdale, AR 72762	SNH AL AIMO, Inc.	$88,500
SNH AL AIMO Tenant, Inc.	Morningside of Springfield 3540 East Cherokee Street Springfield, MO 65809	SNH AL AIMO, Inc.	$91,500
SNH AL AIMO Tenant, Inc.	Morningside of Sterling 2705 Avenue E. Sterling, IL 61081	SNH AL AIMO, Inc.	$136,500
SNH AL AIMO Tenant, Inc.	Morningside of Washington 100 Grand Victorian Place Washington, IL 61571	SNH AL AIMO, Inc.	$91,500

SNH AL Crimson Tenant Inc.	Morningside of Vestavia Hills 2435 Columbiana Road Vestavia Hills, AL 35216	SNH/LTA Properties Trust	$244,500
SNH AL Cumming Tenant LLC	Gardens of Shiloh Point 7955 Majors Road Cumming, GA 30041	SNH AL Cumming LLC	$72,000
SNH AL Georgia Tenant LLC	Eagles Landing Senior Living 475 Country Club Drive Stockbridge, GA 30281	SNH AL Georgia LLC	$91,500
SNH AL Georgia Tenant LLC	Gardens of Fayetteville 1294 Highway 54 West Fayetteville, GA 30214	SNH AL Georgia LLC	$103,500
SNH AL Georgia Tenant LLC	Gardens of Gainesville 3315 Thompson Bridge Road Gainesville, GA 03506	SNH AL Georgia LLC	$229,500
SNH AL Georgia Tenant LLC	Morningside of Alpharetta 253 North Main Street Alpharetta, GA 30009	SNH AL Georgia LLC	$114,000
SNH AL TRS, Inc.	Amber Ridge Assisted Living 900 43rd Avenue Moline, IL 61265	SNH AL Properties LLC	$69,000
SNH AL TRS, Inc.	Amber Ridge Memory Care 221 11th Avenue Moline, IL 61265	SNH AL Properties LLC	$61,500
SNH AL TRS, Inc.	Five Star Residences of Dayton Place 1950 South Dayton Street Aurora, CO 80247	SNH/LTA Properties Trust	$358,500
SNH AL TRS, Inc.	Morningside of Godfrey 1373 D'Adrian Professional Park Godfrey, IL 62035	SNH AL Properties LLC	$117,000
SNH AL TRS, Inc.	The Forum at Town Center 8709 S.E. Causey Avenue Happy Valley, OR 97086	SNH AL AIMO, Inc.	$477,000
SNH AL TRS, Inc.	The Lodge Assisted Living and Memory Care 2200 East Long Street Carson City, NV 89706	SNH AL Properties Trust	$123,000
SNH AL Wilmington Tenant Inc.	Morningside of Wilmington 2744 South 17th Street Wilmington, NC 28412	SNH Wilmington LLC	$150,000
SNH AZ Tenant LLC	The Forum at Desert Harbor 13840 North Desert Harbor Drive Peoria, AZ 85381	SNH/LTA Properties Trust	$430,500

SNH AZ Tenant LLC	The Forum at Pueblo Norte (including Pueblo Norte Senior Living Community and Forum Pueblo Norte Assisted Living) 7090, 7100 & 7108 East Mescal Street Scottsdale, AZ 85254	CCC Pueblo Norte Trust	$417,000
SNH AZ Tenant LLC	The Forum at Tucson 2500 North Rosemont Boulevard Tucson, AZ 85712	SNH/LTA Properties Trust	$378,000
SNH BAMA Tenant LLC	Lakeview Estates 2634 Valleydale Road Birmingham, AL 35244	SNH Somerford Properties Trust	$96,000
SNH BAMA Tenant LLC	Morningside of Cullman 2021 Dahlke Dr. N.E. Cullman, AL 35058	MSD Pool 1 LLC	$60,000
SNH BAMA Tenant LLC	Morningside of Madison 49 Hughes Road Madison, AL 35758	MSD Pool 1 LLC	$63,000
SNH BAMA Tenant LLC	Morningside of Riverchase (formerly Ashton Gables in Riverchase) 2184 Parkway Lake Drive Birmingham, AL 35244	SNH Somerford Properties Trust	$57,000
SNH BAMA Tenant LLC	Morningside of Sheffield 413 Cox Boulevard Sheffield, AL 35660	MSD Pool 1 LLC	$75,000
SNH BRFL Tenant LLC	Five Star Premier Residences of Boca Raton 22601 Camino Del Mar Boca Raton, FL 33433	SNH BRFL Properties LLC	$321,000
SNH CAL Tenant LLC	Leisure Pointe 1371 Parkside Drive San Bernardino, CA 92404	SNH/LTA Properties Trust	$196,500
SNH CAL Tenant LLC	Remington Club (including Remington Club I & II and Remington Club Health Center) 16925 (including 16922) and 16916 (including 16915) Hierba Drive San Diego, CA 92128	SNH/LTA Properties Trust	$598,500
SNH CAL Tenant LLC	Rio Las Palmas 877 East March Lane Stockton, CA 95207	SNH FM Financing LLC	$244,500
SNH CAL Tenant LLC	Somerford Place - Encinitas 1350 S. El Camino Real Encinitas, CA 92024	SNH Somerford Properties Trust	$84,000
SNH CAL Tenant LLC	Somerford Place - Fresno 6075 N. Marks Avenue Fresno, CA 93711	SNH Somerford Properties Trust	$84,000

SNH CAL Tenant LLC	Somerford Place - Redlands 1319 Brookside Avenue Redlands, CA 92373	SNH Somerford Properties Trust	$84,000
SNH CAL Tenant LLC	Somerford Place - Roseville 110 Sterling Court Roseville, CA 95661	SNH Somerford Properties Trust	$84,000
SNH CAL Tenant LLC	Somerford Place - Stockton 3530 Deer Park Drive Stockton, CA 95219	SNH Somerford Properties Trust	$84,000
SNH CALI Tenant LLC	Somerford Place of Northridge 8700 Lindley Avenue Northridge, CA 91325	SNH/LTA Properties Trust	$153,000
SNH CALI Tenant LLC	Tiffany Court 1866 San Miguel Drive Walnut Creek, CA 94596	SNH SE Properties Trust	$85,500
SNH CCMD Tenant LLC	Five Star Premier Residences of Chevy Chase 8100 Connecticut Avenue Chevy Chase, MD 20815	SNH CCMD Properties LLC	$502,500
SNH CO Tenant LLC	Cedars Healthcare Center 1599 Ingalls Street Lakewood, CO 80214-1505	SPTMNR Properties Trust	$193,500
SNH CO Tenant LLC	Cherrelyn Healthcare Center 5555 South Elati Street Littleton, CO 80120-1699	SPTMNR Properties Trust	$277,500
SNH CO Tenant LLC	La Villa Grande Care Center 2501 Little Bookcliff Drive Grand Junction, CO 81501-8842	SPTIHS Properties Trust	$136,500
SNH CO Tenant LLC	Mantey Heights Rehabilitation and Care Center 2825 Patterson Road Grand Junction, CO 81506-6081	SPTIHS Properties Trust	$132,000
SNH CO Tenant LLC	Skyline Ridge Nursing and Rehabilitation Center 515 Fairview Avenue Canon City, CO 81212-2863	SPTIHS Properties Trust	$196,500
SNH CO Tenant LLC	Springs Village Care Center 110 West Van Buren Street Colorado Springs, CO 80907-8400	SPTIHS Properties Trust	$136,500
SNH CO Tenant LLC	Willow Tree Care Center 2050 South Main Street Delta, CO 81416-2400	SPTIHS Properties Trust	$76,500
SNH DEL Tenant LLC	Forwood Manor 1912 Marsh Road Wilmington, DE 19810	CCC Retirement Communities II, L.P.	$375,000

SNH DEL Tenant LLC	Foulk Manor North 1212 Foulk Road Wilmington, DE 19803	SNH FM Financing LLC	$241,500
SNH DEL Tenant LLC	Foulk Manor South 407 Foulk Road Wilmington, DE 19803	CCC Financing Limited, L.P.	$162,000
SNH DEL Tenant LLC	Millcroft (including Millcroft Retirement Community) 255 Possum Park Road Newark, DE 19711	CCDE Senior Living LLC	$297,000
SNH DEL Tenant LLC	Shipley Manor 2723 Shipley Road Wilmington, DE 19810	CCDE Senior Living LLC	$240,000
SNH DEL Tenant LLC	Somerford House and Place of Newark (including Somerford House and Somerford Place) 501 South Harmony Road & 4175 Ogletown-Stanton Road Newark, DE 19713	SNH Somerford Properties Trust	$166,500
SNH Derby Tenant LLC	Ashwood Place 102 Leonardwood Frankfort, KY 40601	SNH/LTA Properties Trust	$154,500
SNH Derby Tenant LLC	Lafayette at Country Place 690 Mason Headley Road Lexington, KY 40504	CCC of Kentucky Trust	$220,500
SNH Derby Tenant LLC	Lexington Country Place 700 Mason Headley Road Lexington, KY 40504	CCC of Kentucky Trust	$174,000
SNH Derby Tenant LLC	Morningside of Bowling Green 981 Campbell Lane Bowling Green, KY 42104	MSD Pool 1 LLC	$63,000
SNH Derby Tenant LLC	Morningside of Hopkinsville 4190 Lafayette Road Hopkinsville, KY 42240	MSD Pool 2 LLC	$63,000
SNH Derby Tenant LLC	Morningside of Mayfield 1517 West Broadway Mayfield, KY 42066	SNH/LTA Properties Trust	$63,000
SNH Derby Tenant LLC	Morningside of Paducah 1700 Elmdale Road Paducah, KY 42003	MSD Pool 1 LLC	$100,500
SNH Derby Tenant LLC	The Forum at Brookside 200 Brookside Drive Louisville, KY 40243	SNH FM Financing LLC	$481,500
SNH Derby Tenant LLC	The Neighborhood of Somerset 100 Neighborly Drive Somerset, KY 42501	SNH/LTA Properties Trust	$81,000

SNH FLA Tenant LLC	Coral Oaks 900 West Lake Road Palm Harbor, FL 34684	SNH FM Financing LLC	$474,000
SNH FLA Tenant LLC	Forum at Deer Creek 3001 Deer Creek Country Club Boulevard Deerfield Beach, FL 33442	CCC Financing I Trust	$432,000
SNH FLA Tenant LLC	Fountainview 111 (including 145) Executive Center Drive West Palm Beach, FL 33401	CCC Investments I, L.L.C.	$507,000
SNH FLA Tenant LLC	Park Summit at Coral Springs 8500 Royal Palm Boulevard Coral Springs, FL 33065	SNH/LTA Properties Trust	$418,500
SNH FLA Tenant LLC	Springwood Court 12780 Kenwood Lane Fort Myers, FL 33907	CCC Investments I, L.L.C.	$135,000
SNH FLA Tenant LLC	The Court at Palm Aire 2701 North Course Drive Pompano Beach, FL 33069	SNH/LTA Properties Trust	$435,000
SNH FLA Tenant LLC	The Palms of St. Lucie West 501 N.W. Cashmere Boulevard Port St. Lucie, FL 34986-1908	SNH/LTA Properties Trust	$147,000
SNH FLA Tenant LLC	Tuscany Villa of Naples 8901 Tamiami Trail East Naples, FL 34113	SNH/LTA Properties Trust	$201,000
SNH Georgia Tenant LLC	Eastside Gardens 2078 Scenic Highway North Snellville, GA 30078	SNH/LTA Properties GA LLC	$79,500
SNH Georgia Tenant LLC	Morningside of Athens 1291 Cedar Shoals Drive Athens, GA 30605	SNH/LTA Properties Trust	$60,000
SNH Georgia Tenant LLC	Morningside of Columbus 4500 & 7100 South Stadium Drive Columbus, GA 31909	SNH/LTA Properties GA LLC	$63,000
SNH Georgia Tenant LLC	Morningside of Conyers 1352 Wellbrook Circle Conyers, GA 30012	MSD Pool 1 LLC	$70,500
SNH Georgia Tenant LLC	Morningside of Dalton 2470 Dug Gap Road Dalton, GA 30720	SNH/LTA Properties GA LLC	$60,000
SNH Georgia Tenant LLC	Morningside of Evans 353 N. Belair Road Evans, GA 30809	SNH/LTA Properties GA LLC	$60,000
SNH Georgia Tenant LLC	Morningside of Gainesville 2435 Limestone Parkway Gainesville, GA 30501	MSD Pool 1 LLC	$64,500

SNH Georgia Tenant LLC	Morningside of Macon 6191 Peake Road Macon, GA 31220	MSD Pool 1 LLC	$61,500
SNH Georgia Tenant LLC	Morningside of Savannah 7410 Skidaway Road Savannah, GA 31406	SNH/LTA Properties GA LLC	$112,500
SNH Georgia Tenant LLC	Northlake Gardens 1300 Montreal Road Tucker, GA 30084	SNH/LTA Properties GA LLC	$94,500
SNH Georgia Tenant LLC	Savannah Square (including Savannah Square Health Center and Palmetto Inn) One Savannah Square Drive Savannah, GA 31406	SNH/LTA Properties GA LLC	$291,000
SNH Granite Gate Lands Tenant LLC	Granite Gate Lands Boulder Creek Lane 3850 North US 89 Highway Prescott, AZ 86301	SNH Granite Gate Lands Trust	$0
SNH Granite Gate Tenant LLC	Granite Gate Senior Living 3850 North US Highway 89 Prescott, AZ 86301	SNH Granite Gate Inc.	$190,500
SNH Grove Park Tenant LLC	Terrace at Grove Park 101 Tulip Lane Dothan, AL 36305	SNH Grove Park Trust	$172,500
SNH INDY Tenant LLC	Forum at the Crossing 8505 Woodfield Crossing Boulevard Indianapolis, IN 46240	SNH FM Financing LLC	$336,000
SNH INDY Tenant LLC	Fox Ridge Manor 150 Fox Ridge Drive Vincennes, IN 47591	SNH RMI Fox Ridge Manor Properties LLC	$72,000
SNH INDY Tenant LLC	Jefferson Manor 601 Saint Joseph Drive Kokomo, IN 46901	SNH RMI Jefferson Manor Properties LLC	$76,500
SNH INDY Tenant LLC	McKay Manor 1473 East McKay Road Shelbyville, IN 46176	SNH RMI McKay Manor Properties LLC	$76,500
SNH INDY Tenant LLC	Meadowood Retirement Community (including Meadowood Health Pavilion) 2455 Tamarack Trail Bloomington, IN 47408	O.F.C. Corporation	$390,000
SNH INDY Tenant LLC	Northwood Manor 1590 West Timberview Drive Marion, IN 46952	SNH RMI Northwood Manor Properties LLC	$76,500
SNH INDY Tenant LLC	Oak Woods Manor 1211 Longwood Drive LaPorte, IN 46350	SNH RMI Oak Woods Manor Properties LLC	$75,000

SNH INDY Tenant LLC	Park Square Manor 6990 East County Road 100 North Avon, IN 46123	SNH RMI Park Square Manor Properties LLC	$114,000
SNH INDY Tenant LLC	Smith Farm Manor 406 Smith Drive Auburn, IN 46706	SNH RMI Smith Farms Manor Properties LLC	$76,500
SNH INDY Tenant LLC	Sycamore Manor 222 South 25th Street Terre Haute, IN 47803	SNH RMI Sycamore Manor Properties LLC	$109,500
SNH Lincoln Tenant LLC	Brenden Gardens 900 Southwind Road Springfield, IL 62703	SNH/LTA Properties Trust	$168,000
SNH Lincoln Tenant LLC	Crimson Pointe 7130 Crimson Ridge Drive Rockford, IL 61107	SNH/LTA Properties GA LLC	$109,500
SNH Lincoln Tenant LLC	Morningside of Shiloh 1201 Hartman Lane Shiloh, IL 62221	SNH/LTA Properties GA LLC	$94,500
SNH Lincoln Tenant LLC	Morningside of Troy 39 Dorothy Drive Troy, IL 62294	SNH/LTA Properties GA LLC	$94,500
SNH Longhorn Tenant LLC	Five Star Premier Residences of Dallas 5455 La Sierra Drive Dallas, TX 75231	SNH IL Properties Trust	$214,500
SNH Longhorn Tenant LLC	Heritage Place at Boerne 120 Crosspoint Drive Boerne, TX 78006	SNH/LTA Properties Trust	$75,000
SNH Longhorn Tenant LLC	Heritage Place at Fredericksburg 96 E. Frederick Road Fredericksburg, TX 78624	SNH/LTA Properties Trust	$99,000
SNH Longhorn Tenant LLC	Overture at Plano 500 Coit Road Plano, TX 75075	SNH SE Properties Trust	$253,500
SNH Longhorn Tenant LLC	The Forum at Lincoln Heights 311 West Nottingham San Antonio, TX 78209	SNH FM Financing LLC	$394,500
SNH Longhorn Tenant LLC	The Forum at Memorial Woods (including The Forum at Memorial Woods Healthcare Center) 777 (including 801) North Post Oak Road Houston, TX 77024	SNH/LTA Properties Trust	$612,000
SNH Longhorn Tenant LLC	The Forum at Park Lane (including Healthcare Center at the Forum at Park Lane) 7831 (including 7827) Park Lane Dallas, TX 75225	CCC Financing I Trust	$367,500

SNH Longhorn Tenant LLC	The Forum at the Woodlands 5055 W. Panther Creek Drive Woodlands, TX 77381	SNH FM Financing LLC	$528,000
SNH Longhorn Tenant LLC	The Haven and The Laurels in Stone Oak 511 and 575 Knights Cross Drive San Antonio, TX 78258	SNH/LTA Properties Trust	$231,000
SNH Longhorn Tenant LLC	The Montevista at Coronado 1575 Belvidere El Paso, TX 79912	CCOP Senior Living LLC	$295,500
SNH MASS Tenant LLC	The Gables at Winchester 299 Cambridge Street Winchester, MA 01890	SNH/LTA Properties Trust	$184,500
SNH MD Tenant LLC	Aspenwood 14400 Homecrest Road Silver Spring, MD 20906-1871	SNH/LTA Properties Trust	$198,000
SNH MD Tenant LLC	HeartFields at Bowie 7600 Laurel Bowie Road Bowie, MD 20715-1075	SNH CHS Properties Trust	$78,000
SNH MD Tenant LLC	HeartFields at Easton 700 Port Street Easton, MD 21601-8184	SNH/LTA Properties Trust	$111,000
SNH MD Tenant LLC	HeartFields at Frederick 1820 Latham Drive Frederick, MD 21701-9393	SNH CHS Properties Trust	$78,000
SNH MD Tenant LLC	Heartlands at Severna Park 715 Benfield Road Severna Park, MD 21146-2210	SNH FM Financing Trust	$123,000
SNH MD Tenant LLC	Heartlands Senior Living Village at Ellicott City 3004 North Ridge Road Ellicott City, MD 21043-3381	Ellicott City Land I, LLC	$342,000
SNH MD Tenant LLC	Somerford Place - Annapolis 2717 Riva Road Annapolis, MD 21401	SNH Somerford Properties Trust	$94,500
SNH MD Tenant LLC	Somerford Place - Columbia 8220 Snowden River Parkway Columbia, MD 21401	SNH Somerford Properties Trust	$96,000
SNH MD Tenant LLC	Somerford Place and Somerford House - Frederick (including Somerford House - Frederick) 2100 Whittier Drive Frederick, MD 21702	SNH Somerford Properties Trust	$147,000
SNH MD Tenant LLC	Somerford Place and Somerford House - Hagerstown (including Somerford House - Hagerstown) 10114 & 10116 Sharpsburg Pike Hagerstown, MD 21740	SNH Somerford Properties Trust	$151,500

SNH MO Tenant LLC	College View Manor Retirement Residence 3828 College View Drive Joplin, MO 64801	SNH IL Joplin Inc.	$130,500
SNH NC Tenant LLC	HeartFields at Cary 1050 Crescent Green Drive Cary, NC 27511-8100	SNH FM Financing LLC	$135,000
SNH NC Tenant LLC	Home Place of New Bern 1309 McCarthy Boulevard New Bern, NC 28562-2035	SNH/LTA SE Home Place New Bern LLC	$90,000
SNH NC Tenant LLC	Landing at Parkwood 1720 Parkwood Boulevard Wilson, NC 27893-2167	SNH/LTA Properties Trust	$87,000
SNH NC Tenant LLC	McCarthy Court I 1321 McCarthy Boulevard New Bern, NC 28562	SNH/LTA SE McCarthy New Bern LLC	$82,500
SNH NC Tenant LLC	McCarthy Court II 1325 McCarthy Boulevard New Bern, NC 28562	SNH/LTA Properties Trust	$45,000
SNH NC Tenant LLC	Morningside of Concord 500 Penny Lane, N.E. Concord, NC 28025	SNH/LTA Properties Trust	$139,500
SNH NC Tenant LLC	Morningside of Gastonia 2755 Union Road Gastonia, NC 28054	SNH/LTA Properties Trust	$139,500
SNH NC Tenant LLC	Morningside of Raleigh 801 Dixie Trail Raleigh, NC 27607	SNH/LTA Properties Trust	$135,000
SNH NC Tenant LLC	Parkwood Village 1730 Parkwood Boulevard Wilson, NC 27893-3564	SNH/LTA SE Wilson LLC	$102,000
SNH NC Tenant LLC	The Haven in Highland Creek 5920 McChesney Drive Charlotte, NC 28269	SNH CHS Properties Trust	$90,000
SNH NC Tenant LLC	The Haven in the Village at Carolina Place 13150 Dorman Road Pineville, NC 28134	SNH CHS Properties Trust	$91,500
SNH NC Tenant LLC	The Laurels in Highland Creek 6101 Clark Creek Parkway Charlotte, NC 28269	SNH CHS Properties Trust	$141,000
SNH NC Tenant LLC	The Laurels in the Village at Carolina Place 13180 Dorman Road Pineville, NC 28134	SNH CHS Properties Trust	$141,000
SNH Neb Tenant LLC	Centennial Park Retirement Village 510 Centennial Circle North Platte, NE 69101	SNH CHS Properties Trust	$196,500

SNH Neb Tenant LLC	Westgate Assisted Living 3030 South 80th Street Omaha, NE 68124	SNH CHS Properties Trust	$103,500
SNH NJ Tenant LLC	Cherry Hill Senior Living 490 Cooper Landing Road Cherry Hill, NJ 08002	SNH NS Properties Trust	$145,500
SNH NJ Tenant LLC	Leisure Park (including Brighton Gardens of Leisure Park, Leisure Park Health Center and Leisure Park Special Care Center) 1400 Route 70 Lakewood, NJ 08701	Leisure Park Venture Limited Partnership	$622,500
SNH NJ Tenant LLC	Mt. Arlington Senior Living 2 Hillside Drive Mt. Arlington, NJ 07856	SNH NS Properties Trust	$150,000
SNH NM Tenant LLC	The Montebello on Academy 10500 Academy Road, N.E. Albuquerque, NM 87111	SNH FM Financing LLC	$306,000
SNH Northwoods Tenant LLC	Five Star Residences of North Woods 2501 Friendship Boulevard and Mallard Court Kokomo, IN 46901	SNH Northwoods LLC	$171,000
SNH OHIO Tenant LLC	Forum at Knightsbridge (including Healthcare Center at the Forum) 4590 and 4625 Knightsbridge Boulevard Columbus, OH 43214	SNH FM Financing LLC	$423,000
SNH OMISS Tenant LLC	Hermitage Gardens at Oxford 1488 Belk Boulevard Oxford, MS 38655	SNH/LTA Properties Trust	$85,500
SNH OMISS Tenant LLC	Hermitage Gardens at Southaven 108 Clarington Drive Southaven, MS 38671	SNH/LTA Properties Trust	$88,500
SNH Park Place Tenant I LLC	Park Place of Fountain City 5405 Colonial Circle and 3030 Holbrook Drive Knoxville, TN 37918	SNH Park Place I Inc.	$102,000
SNH Park Place Tenant II LLC	Park Place of West Knoxville 10914 Kingston Pike Knoxville, TN 37934	SNH Park Place II Inc.	$124,500
SNH Penn Tenant LLC	Clarks Summit Senior Living 950 Morgan Highway Clarks Summit, PA 18411	SNH NS Properties Trust	$171,000
SNH Penn Tenant LLC	Exton Senior Living 600 North Pottstown Pike Exton, PA 19341	SNH NS Properties Trust	$138,000
SNH Penn Tenant LLC	Franciscan Manor 71 Darlington Road Beaver Falls, PA 15010	SNH/LTA Properties Trust	$154,500

SNH Penn Tenant LLC	Glen Mills Senior Living 242 Baltimore Pike Glen Mills, PA 19342	SNH NS Properties Trust	$135,000
SNH Penn Tenant LLC	Mount Vernon of Elizabeth 145 Broadlawn Drive Elizabeth, PA 15037	SNH/LTA Properties Trust	$127,500
SNH Penn Tenant LLC	Mount Vernon of South Park 1400 Riggs Road Library, South Park Township, PA 15129	SNH/LTA Properties Trust	$147,000
SNH Penn Tenant LLC	NewSeasons at New Britain 800 Manor Drive Chalfont, PA 18914	SNH NS Properties Trust	$145,500
SNH Penn Tenant LLC	Overlook Green 5250 Meadowgreen Drive Whitehall, PA 15236	SNH/LTA Properties Trust	$180,000
SNH Penn Tenant LLC	Tiffany Court at Kingston 700 Northampton Street Kingston, PA 18704	SNH NS Properties Trust	$162,000
SNH PLFL Tenant LLC	Five Star Premier Residences of Plantation 8500 West Sunrise Boulevard Plantation, FL 33322	SNH PLFL Properties LLC	$408,000
SNH SC Tenant LLC	Morningside of Anderson 1304 McLees Road Anderson, SC 29621	SNH/LTA Properties Trust	$66,000
SNH SC Tenant LLC	Morningside of Beaufort 109 Old Salem Road Beaufort, SC 29901	MSD Pool 1 LLC	$61,500
SNH SC Tenant LLC	Morningside of Camden 719 Kershaw Highway Camden, SC 29020	MSD Pool 1 LLC	$60,000
SNH SC Tenant LLC	Morningside of Greenwood 116 Enterprise Court Greenwood, SC 29649	SNH/LTA Properties Trust	$66,000
SNH SC Tenant LLC	Morningside of Hartsville 1901 West Carolina Avenue Hartsville, SC 29550	MSD Pool 1 LLC	$75,000
SNH SC Tenant LLC	Morningside of Lexington 218 Old Chapin Road Lexington, SC 29072	MSD Pool 1 LLC	$66,000
SNH SC Tenant LLC	Morningside of Orangeburg 2306 (including 2300) Riverbank Drive Orangeburg, SC 29118	MSD Pool 1 LLC	$70,500
SNH SC Tenant LLC	Morningside of Seneca 15855 Wells Highway Seneca, SC 29678	MSD Pool 1 LLC	$75,000

SNH SC Tenant LLC	Myrtle Beach Manor 9547 North Kings Highway (17 North) Myrtle Beach, SC 29572	CCOP Senior Living LLC	$232,500
SNH SC Tenant LLC	Sweetgrass Court (including Sweetgrass Court Senior Living Community) 1010 Anna Knapp Boulevard Mt. Pleasant, SC 29464	SNH/LTA Properties Trust	$57,000
SNH SC Tenant LLC	Sweetgrass Village (including Sweetgrass Village Assisted Living Community) 601 Mathis Ferry Road Mt. Pleasant, SC 29464	SNH/LTA Properties Trust	$103,500
SNH SC Tenant LLC	The Haven in the Summit 3 Summit Terrace Columbia, SC 29229	SNH/LTA Properties Trust	$90,000
SNH SC Tenant LLC	The Haven in the Village at Chanticleer 355 Berkmans Lane Greenville, SC 29605	SNH/LTA Properties Trust	$90,000
SNH SE Ashley River Tenant LLC	Ashley River Plantation 2330 Ashley River Road Charleston, SC 29414	SNH SE Ashley River LLC	$177,000
SNH SE Barrington Boynton Tenant LLC	Barrington Terrace at Boynton Beach 1425 Congress Avenue Boynton Beach, FL 33426-6381	SNH SE Barrington Boynton LLC	$207,000
SNH SE Burlington Tenant LLC	Home Place of Burlington 118 Alamance Road Burlington, NC 27215-5583	SNH SE Burlington LLC	$130,500
SNH SE Daniel Island Tenant LLC	Summit Place of Daniel Island 320 Seven Farms Drive Charleston, SC 29492	SNH SE Daniel Island LLC	$100,500
SNH SE Habersham Savannah Tenant LLC	Habersham House 5200 Habersham Street Savannah, GA 31405-5300	SNH SE Habersham Savannah LLC	$105,000
SNH SE Holly Hill Tenant LLC	Riviera 1825 Ridgewood Avenue Holly Hill, FL 32117	SNH SE Holly Hill LLC	$216,000
SNH SE Kings Mtn Tenant LLC	Summit Place of Kings Mountain 1001 Phifer Road Kings Mountain, NC 28086	SNH SE Kings Mtn LLC	$97,500
SNH SE Mooresville Tenant LLC	Summit Place of Mooresville 128 Brawley School Road Mooresville, NC 28117	SNH SE Mooresville LLC	$90,000
SNH SE N. Myrtle Beach Tenant LLC	Summit Place of North Myrtle Beach 491 Highway 17 Little River, SC 29566	SNH SE N. Myrtle Beach LLC	$117,000

SNH SE SG Tenant LLC	The Palms of Mt. Pleasant 937 Bowman Road Mount Pleasant, SC 29464	SNH SE SG LLC	$364,500
SNH SE Tenant TRS, Inc.	Calusa Harbor 2525 East First Street Fort Meyers, FL 33901	SPTMRT Properties Trust	$660,000
SNH SE Tenant TRS, Inc.	Cameron Hall (Canton) 240 Marietta Highway Canton, GA 30114	SNH SE Properties LLC	$141,000
SNH SE Tenant TRS, Inc.	Cameron Hall (Ellijay) 114 Penland Street Ellijay, GA 30540	SNH SE Properties LLC	$88,500
SNH SE Tenant TRS, Inc.	Chandler House 550 Deerview Way Jefferson City, TN 37760	SNH SE Properties Trust	$90,000
SNH SE Tenant TRS, Inc.	Church Creek 1250 West Central Road Arlington Heights, IL 60005	SPTMRT Properties Trust	$504,000
SNH SE Tenant TRS, Inc.	Coventry Village 7707 N. Brookline Drive, 7710 S. Brookline Drive, and 7839, 7841, 7843 and 7915-7924 Courtyard Drive Madison, WI 53719	SNH SE Properties Trust	$264,000
SNH SE Tenant TRS, Inc.	Fieldstone Place 51 Patel Way Clarkesville, TN 37043	SNH SE Properties Trust	$153,000
SNH SE Tenant TRS, Inc.	Five Star Premier Residences of Hollywood 2480 North Park Road Hollywood, FL 33021	SNH SE Properties Trust	$555,000
SNH SE Tenant TRS, Inc.	Five Star Premier Residences of Pompano 1371 South Ocean Boulevard Pompano Beach, FL 33062	SNH SE Properties Trust	$253,500
SNH SE Tenant TRS, Inc.	Five Star Premier Residences of Reno 3201 Plumas Street Reno, NV 89509	SNH SE Properties Trust	$307,500
SNH SE Tenant TRS, Inc.	Gateway Gardens and Villa 605 Gateway Central and 601 Steve Hawkins Parkway Marble Falls, TX 78654	SNH SE Properties Trust	$117,000
SNH SE Tenant TRS, Inc.	Gracemont Assisted Living and Memory Care and The Villas at Willow Lake 4940 and 4960 Jot Em Down Road and 4855 Willow Lake Lane Cumming, GA 30041	SNH SE Properties LLC	$202,500

SNH SE Tenant TRS, Inc.	Jackson Crossings N168 W22022 Main Street Jackson, WI 53037	SNH SE Properties Trust	$73,500
SNH SE Tenant TRS, Inc.	Lexington Manor 20480 Veterans Boulevard Port Charlotte, FL 33954-2264	SNH SE Properties Trust	$127,500
SNH SE Tenant TRS, Inc.	Overlook at Cedarcrest 2351 Cedarcrest Road Acworth, GA 30101	SNH SE Properties LLC	$57,000
SNH SE Tenant TRS, Inc.	Palms of Lake Spivey 8080 Summit Bus. Parkway Jonesboro, GA 30236-4199	SNH SE Properties LLC	$300,000
SNH SE Tenant TRS, Inc.	Seasons at Southpoint 1002 Highway 54 Durham, NC 27713	SNH SE Properties Trust	$75,000
SNH SE Tenant TRS, Inc.	Stratford Court of Palm Harbor 45 Katherine Boulevard Palm Harbor, FL 34684	SPTMRT Properties Trust	$477,000
SNH SE Tenant TRS, Inc.	Summit Place of Beaufort 1119 Pickpocket Plantation Drive Beaufort, SC 29902	SNH SE Properties Trust	$127,500
SNH SE Tenant TRS, Inc.	Summit Place of South Park 2101 Runnymede Lane Charlotte, NC 28209	SNH SE Properties Trust	$180,000
SNH SE Tenant TRS, Inc.	The Gardens of Bellaire 4620 Bellaire Boulevard Bellaire, TX 77401	SPTMRT Properties Trust	$211,500
SNH SE Tenant TRS, Inc.	The Gardens of Port St. Lucie 1699 S.E. Lyngate Drive Port St. Lucie, FL 34952	SPTMRT Properties Trust	$192,000
SNH SE Tenant TRS, Inc.	The Gardens of Scottsdale 6001 E. Thomas Road Scottsdale, AZ 85251	SPTMRT Properties Trust	$181,500
SNH SE Tenant TRS, Inc.	The Gardens of Sun City 17225 North Boswell Boulevard Sun City, AZ 85373	SPTMRT Properties Trust	$127,500
SNH SE Tenant TRS, Inc.	The Gardens of Virginia Beach 5620 Wesleyan Drive Virginia Beach, VA 23455	SPTMRT Properties Trust	$168,000
SNH SE Tenant TRS, Inc.	The Horizon Club 1208 South Military Trail Deerfield Beach, FL 33442	SPTMRT Properties Trust	$432,000
SNH SE Tenant TRS, Inc.	The Terrace at Priceville 200 Terrace Lane Priceville, AL 35603	SNH SE Properties Trust	$138,000

SNH SE Tenant TRS, Inc.	Villa Valencia 24552 Paseo de Valencia Laguna Hills, CA 92653	SPTMRT Properties Trust	$549,000
SNH SE Tenant TRS, Inc.	Willow Pointe 1125 North Edge Trail and 143 Prairie Oaks Drive Verona, WI 53593	SNH SE Properties Trust	$102,000
SNH Teaneck Tenant LLC	Five Star Premier Residences of Teaneck 655 Pomander Walk Teaneck, NJ 07666	SNH Teaneck Properties LLC	$327,000
SNH Tellico Tenant LLC	The Neighborhood at Tellico Village 100 Chatuga Drive West Loudon, TN 37774	SNH Tellico Trust	$258,000
SNH TENN Tenant LLC	Morningside of Belmont 1710 Magnolia Boulevard Nashville, TN 37212	SNH/LTA Properties Trust	$183,000
SNH TENN Tenant LLC	Morningside of Cleveland 2900 Westside Drive, N.W. Cleveland, TN 37312	MSD Pool 1 LLC	$69,000
SNH TENN Tenant LLC	Morningside of Cookeville 1010 East Spring Street Cookeville, TN 38501	MSD Pool 1 LLC	$67,500
SNH TENN Tenant LLC	Morningside of Franklin 105 Sunrise Circle Franklin, TN 37067	MSD Pool 2 LLC	$60,000
SNH TENN Tenant LLC	Morningside of Gallatin 1085 Hartsville Pike Gallatin, TN 37066	SNH/LTA Properties Trust	$63,000
SNH TENN Tenant LLC	Morningside of Jackson 1200 North Parkway Jackson, TN 38305	MSD Pool 2 LLC	$91,500
SNH TENN Tenant LLC	Morningside of Paris 350 Volunteer Drive Paris, TN 38242	SNH/LTA Properties Trust	$112,500
SNH TENN Tenant LLC	Walking Horse Meadow 207 Uffelman Drive Clarksville, TN 37043	SNH/LTA Properties Trust	$84,000
SNH TENN Tenant LLC	Williamsburg Villas 3020 Heatherton Way Knoxville, TN 37920	MSD Pool 2 LLC	$127,500
SNH Toto Tenant LLC	Brandon Woods at Alvamar 1501 Inverness Drive Lawrence, KS 66047	SNH CHS Properties Trust	$328,500

SNH Toto Tenant LLC	Overland Park Place 6555 West 75th Street Overland Park, KS 66204	SNH CHS Properties Trust	$201,000
SNH Toto Tenant LLC	The Forum at Overland Park 3501 West 95th Street Overland Park, KS 66206	SNH FM Financing LLC	$306,000
SNH VA Tenant LLC	Dominion Village of Chesapeake 2856 Forehand Drive Chesapeake, VA 23323	SNH CHS Properties Trust	$57,000
SNH VA Tenant LLC	Dominion Village of Poquoson 531 Wythe Creek Road Poquoson, VA 23662	SNH CHS Properties Trust	$61,500
SNH VA Tenant LLC	Dominion Village of Williamsburg 4132 Longhill Road Williamsburg, VA 23188	SNH CHS Properties Trust	$78,000
SNH VA Tenant LLC	HeartFields at Fredericksburg 20 HeartFields Lane Fredericksburg, VA 22405-2368	SNH FM Financing LLC	$121,500
SNH VA Tenant LLC	Morningside in the West End (including Morningside at Skipwith (West End)) 3000 Skipwith Road Richmond, VA 23294	SNH/LTA Properties Trust	$130,500
SNH VA Tenant LLC	Morningside of Bellgrade 2800 Polo Parkway Midlothian, VA 23113	SNH/LTA Properties Trust	$181,500
SNH VA Tenant LLC	Morningside of Charlottesville 491 Crestwood Drive Charlottesville, VA 22903	SNH FM Financing LLC	$150,000
SNH VA Tenant LLC	Morningside of Newport News 655 Denbigh Boulevard Newport News, VA 23608	SNH FM Financing LLC	$133,500
SNH VA Tenant LLC	Morningside of Williamsburg 440 McLaws Circle Williamsburg, VA 23185	SNH/LTA Properties Trust	$129,000
SNH VA Tenant LLC	Talbot Park 6311 Granby Street Norfolk, VA 23505-4454	SNH/LTA Properties Trust	$169,500
SNH VA Tenant LLC	The Reserve at Greenbrier 1005 Elysian Place Chesapeake, VA 23320-2989	SNH/LTA Properties Trust	$258,000
SNH Viking Tenant LLC	Wellstead of Rogers and Diamondcrest Senior Living 20500 & 20600 S. Diamond Lake Road Rogers, MN 55374	SNH CHS Properties Trust	$282,000

SNH WIS Tenant LLC	Brookfield Rehabilitation and Specialty Care Center 18740 W. Bluemound Road Brookfield, WI 53045	SPTMNR Properties Trust	$306,000
SNH WIS Tenant LLC	Manorpointe-Oak Creek Independent Senior Apartments and Meadowmere/Mitchell Manor-Oak Creek Assisted Living (including Manorpointe Apartments, Meadowmere - Oak Creek and Mitchell Manor Oak Creek) 700 East Stonegate Drive, 701 East Puetz Road & 8740 S. Oak Park Drive Oak Creek, WI 53154	SPTMNR Properties Trust	$222,000
SNH WIS Tenant LLC	Meadowmere and Mitchell Manor West Allis (including Meadowmere West Allis, Mitchell Manor and Mitchell Manor - West Allis) 2330 S. 54th Street & 5301 West Lincoln Avenue West Allis, WI 53219	SPTMNR Properties Trust	$342,000
SNH WIS Tenant LLC	Meadowmere-Madison Assisted Living (including Meadowmre-Madison) 5601 Burke Road Madison, WI 53718	SPTMNR Properties Trust	$90,000
SNH WIS Tenant LLC	Meadowmere-Northshore Assisted Living (including Meadowmre-Northshore) 10803 North Port Washington Road Mequon, WI 53902	SNH FM Financing LLC	$90,000
SNH WIS Tenant LLC	Meadowmere-Southport Assisted Living (including Meadowmere-Southport) 8350 & 8351 Sheridan Road Kenosha, WI 53143	SPTMNR Properties Trust	$94,500
SNH WIS Tenant LLC	Virginia Health and Rehabilitation Center 1451 Cleveland Avenue Waukesha, WI 53186	SPTMNR Properties Trust	$157,500
SNH WY Tenant LLC	Laramie Care Center 503 South 18th Street Laramie, WY 82070	SPTIHS Properties Trust	$147,000
SNH WY Tenant LLC	Worland Healthcare and Rehabilitation Center 1901 Howell Avenue Worland, WY 82401	SPTIHS Properties Trust	$136,500
SNH Yonkers Tenant Inc.	Five Star Premier Residences of Yonkers 537 Riverdale Avenue Yonkers, NY 10705	SNH Yonkers Properties Trust	$300,000